SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of Earliest Event Reported) -October 27, 2003


                                 RxBAZAAR, INC.
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             (Exact name of registrant as specified in its charter)


      Delaware                        5-78407                   38-3506266
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(State or other jurisdiction   (Commission File Number)      (IRS Employer
    of Incorporation)                                        Identification No.)

            1385 Kemper Meadow Drive, Cincinnati, Ohio            45240
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             (Address of principal executive offices)          (zip code)


Registrant's telephone number, including area code   -   (781) 449-4962
                                                         --------------


                                 Not Applicable
                                 --------------

           (Former Name or Former Address, if changed since last report)


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ITEM 5.   OTHER EVENTS
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     On October 27, 2003, RxBazaar, Inc. (the "Company") entered into a
Management Services Agreement (the "Services Agreement") with Steel City Pharmaceuticals LLC, a Delaware limited liability company ("SCP"), whereby the Company will advise SCP of opportunities to purchase pharmaceutical and medical products on a cash basis for resale by the Company. SCP has agreed to maintain at least $4 million in capital to be used for these spot inventory purchases. On inventory purchased from SCP for resale, the Company would pay SCP a profit share equal to the greater of (i) 30% of the gross margin on sales by the Company of such inventory or (ii) a 20% annual percentage return on SCP's purchase price for the inventory for the period from payment by SCP for the inventory until it receives repayment from the Company. The Company generally will make payment to SCP on the earlier of (i) 30 days after its resale of the inventory or (ii) 45 days after payment by SCP of the purchase price for such inventory. Should the Company not resell the inventory within 45 days after the date of payment by SCP, the Company shall purchase such non-resold inventory for its account. SCP is being granted a second priority security interest in the Company's receivables to secure the Company's payment obligations. The Services Agreement is for a term ending on August 31, 2006, subject to earlier termination either by SCP at any time or by the Company at any time after one year provided that the Company may terminate earlier should SCP reject more than 20% of the purchase opportunities during the first six months of the Agreement. For additional information regarding the provisions of the Services Agreement, see Exhibit 10.1 to this Report.

     The Company decided to enter into the Services Agreement to have access to spot inventory purchases through the availability of SCP's equity capital. Over the past several months the Company has sought to raise additional capital for several purposes, including having funds available to participate in cash purchases of spot inventory. Unfortunately, the Company has not been able to raise the necessary capital. The arrangement with SCP is the only current means for the Company to participate in a meaningful amount of spot purchases.

     The members of SCP include C. Robert Cusick, the Chairman of the Board and a director of the Company, and separate trusts established by Robert E. Cawthorn and by Handel Evans, both directors of the Company. Their aggregate capital contribution to SPC was $1 million of the $3 million of initial capital contributions, plus Mr. Cusick is a co-guarantor of a $1 million line of credit obtained by SCP. The sole managing-member of SCP has been an equity and debt investor in the Company.

     As additional consideration for SCP to enter into the Services Agreement, the Company granted to SCP (i) warrants (the "Warrants") to purchase shares of the Company's Common Stock at an exercise price of $2.00 per share exercisable for five years at the rate of one Warrant for each $20.00 of equity capital invested in SCP (or Warrants for 150,000 shares of Common Stock based upon SCP's current invested capital), and (ii) options (the "Options") to purchase up to 1,600,000 shares of the Company's Common Stock exercisable at $2.50 per share during the term of the Services Agreement and for a period of 60 days thereafter, subject to earlier termination should SCP reject more than 20% of offered purchase opportunities during the first six months of the term of the Services Agreement. For additional information regarding the Warrants and the


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


Options, reference is made to Exhibits 10.2 and 10.3, respectively, to this Report.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
--------------------------------------------

     (c) Exhibits.

     10.1 Management Services Agreement, dated as of October 27, 2003, between the Company and Steel City Pharmaceuticals LLC ("SCP").

     10.2 Common Stock Purchase Warrant, dated October 27, 2003, issued to SCP.

     10.3 Stock Option Agreement, dated October 27, 2003, granted to SCP.

     10.4 Intercreditor Agreement, dated October 27, 2003, among Able Laboratories, Inc., SCP and The CIT Group/Business Credit, Inc., acknowledged by the Company and FPP Distribution, Inc.


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


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          RxBAZAAR, INC
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                                                   (Registrant)


                                          By: /s/ Bruce C. Warwick
                                          --------------------------------------
                                                  Bruce C. Warwick,
                                                  Treasurer

October 28, 2003


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